Exhibit 99.1

SKILLZ BECOMES FIRST PUBLICLY-TRADED MOBILE ESPORTS PLATFORM

The company starts trading tomorrow on the New York Stock Exchange under ticker “SKLZ”

Transaction includes $849 million in funding from investors Wellington, Fidelity, Franklin Templeton, and Neuberger Berman, among others

New capital to accelerate growth in rapidly expanding mobile gaming market

San Francisco, California - December 16, 2020 - Skillz Inc. (“Skillz”), the leading mobile games platform connecting players in fair, fun, and meaningful competition, today became the first publicly-traded mobile esports platform, following the completion of its combination with special purpose acquisition company Flying Eagle Acquisition Corp. (NYSE: FEAC). The combined company is named Skillz Inc. and its common stock will begin trading tomorrow on the New York Stock Exchange under the ticker symbol “SKLZ”. With $250 million in cash and no debt on the balance sheet, Skillz is poised to capitalize on the massive growth expected in mobile gaming.

“We built Skillz on the founding belief that esports are for everyone, and have made significant progress toward our vision of enabling everyone to share in the future of competition,” said Andrew Paradise, CEO and founder of Skillz. “We stand at the intersection of mobile gaming and esports, perhaps the two most exciting growth opportunities of the next decade. I thank the entire Skillz team for their dedication, passion, and creativity, which have led us to this incredible moment on our journey to build the competition layer of the internet.”

With just a fraction of the world’s 2.7 billion gamers on its platform today, Skillz has a long runway for growth in building its service for the 10 million game developers globally. Skillz is uniquely positioned to capitalize on the rapidly expanding mobile gaming market, which is expected to more than double by 2025 to $150 billion. As Skillz moves beyond casual esports into new genres, adds new monetization models, and enters new geographies, the company’s addressable market will increase substantially. Going international is a significant opportunity for Skillz. The international market is four times larger than the North American market and represents less than 10% of Skillz revenue today.

Skillz has pioneered the future of the gaming industry, enabling developers to monetize their content five times better than ads or in-app purchases. The company’s platform enables game developers to expand the reach of their games and scale their businesses. Leveraging powerful network effects built out of the platform’s data science, Skillz drives more user engagement, higher conversion, and monetization. Core to the company’s proprietary advantages is patented anti-cheat and anti-fraud technology designed to ensure trust and fairness.

“I’ve had a front row seat to the video game and entertainment industry’s evolution over the past two decades, from my role as founding investor and board member of Bethesda Games to recently taking DraftKings public,” said Harry Sloan, Chairman of Flying Eagle. “We believe that Andrew has positioned Skillz to lead the convergence of mobile, gaming, and player enablement into the future of entertainment itself.”

This announcement comes on the heels of a year of continued success. Skillz saw consistent growth and further expanded collaborative efforts with game developers, major brands, influencers, and nonprofit organizations, such as the American Cancer Society, World Wildlife Fund, and the NAACP.

The transaction includes the $158.5 million PIPE investment led by Wellington Management Company, Fidelity Management & Research Company, LLC, Franklin Templeton, and Neuberger Berman. As previously announced, Skillz founders CEO Andrew Paradise and CRO Casey Chafkin will continue to lead the company. They will be supported by Skillz’s highly experienced team, including CTO Miriam Aguirre and CFO Scott Henry.

About Skillz Inc.

Skillz is the leading mobile games platform that connects players in fair, fun, and meaningful competition. The Skillz platform helps developers build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, and distributes millions in prizes each month. Skillz has earned recognition as one of Fast Company’s Most Innovative Companies, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, and the #1 fastest-growing company in America on the Inc. 5000. www.skillz.com

About Flying Eagle Acquisition Corp.

Flying Eagle Acquisition Corp. is a $690 million special purpose acquisition company founded by Harry E. Sloan, Jeff Sagansky and Eli Baker for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Flying Eagle’s initial public offering was underwritten by Goldman Sachs & Co. LLC and Deutsche Bank Securities, and its common stock, units, and warrants began trading on the NYSE on March 6, 2020 under the ticker symbols FEAC, FEAC.U and FEAC WS, respectively. www.eagleequityptnrs.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, and retain its key employees; (2) costs related to the business combination; (3) the inability to maintain the listing of the company’s shares on the NYSE; (4) the company’s ability to execute its business plan and meet its projections; (5) the outcome of any legal proceedings that may be instituted against the company; (6) the impact of COVID-19 on the company’s business; (7) the company’s transition to becoming a public company including the associated expenses and the impact of public financial and other disclosures on its negotiations and arrangements with key counterparties; (8) changes in applicable laws or regulations; (9) general economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the company’s other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the company believes to be reasonable as of this date. The company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts

For Skillz PR: skillz@methodcommunications.com

For Skillz IR: ir@skillz.com

For Flying Eagle:

Jeff Pryor

jeff@prioritypr.net

+1 818-661-6368, ext. 4